Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As an independent registered public accounting firm, we consent to the inclusion in the Registration Statement on Form S-3 and Form S-8 of our report dated January 13, 2016, relating to the consolidated balance sheets of Live Ventures, Inc. and its subsidiaries (the “Company”) as of September 30, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, included in the Annual Report on Form 10-K of Live Ventures, Inc. for the year ended September 30, 2015.

/s/ Anton & Chia, LLP

Anton & Chia, LLP

Newport Beach, California

January 13, 2016